Exhibit 99

KENNETH C. JOHNSEN APPOINTED PRESIDENT

OF AMERITYRE CORPORATION

Boulder City, Nevada (August 9, 2006) -- Richard Steinke, Chairman of Amerityre Corporation (NASDAQ: AMTY), announced today that Kenneth C. Johnsen has been appointed to serve as the Company’s President, effective August 7, 2006. Mr. Steinke, the Company’s founder, has been serving as both President and CEO. Mr. Steinke will continue to serve as Chairman and CEO, while Mr. Johnsen, who has been a member of the Company’s Board of Directors since October 2005, has resigned his board position and will assume his executive responsibilities immediately. The Company’s nominating committee will begin a search for potential candidates to fill the board vacancy caused by Mr. Johnsen’s resignation.

According to Richard A. Steinke, “When Ken joined the board last year we asked him to take the lead and provide direction for our off-the-road tire retreading technology.  Ken has added a critical dimension to the execution of our business strategy in that area and as responsibilities have increased over the past few months, we’ve required significantly more of his time.  Our board has been very impressed with Ken’s focus and dedication and we believe that that his prior business experience as a CEO will greatly strengthen our management team.”

“I want to compliment Richard for establishing the vision for Amerityre’s polyurethane technologies. I believe my experience will be beneficial to the Company and its shareholders, especially over the next several months as we start to execute several commercial aspects of the business initiatives Richard and the Amerityre management team have started,” said Mr. Johnsen.

Mr. Johnsen, age 47, currently serves as a member of the Board of Directors of Joy Global, Inc., Milwaukee, Wisconsin [NASDAQ: JOYG], a worldwide leader in manufacturing, servicing and distributing equipment for surface and underground mining. From April 2001 to June 2005, Mr. Johnsen was a Director, President and Chief Executive Officer of Geneva Steel, Vineyard, Utah.  He also served in various other capacities at Geneva Steel, including Executive Vice President, Secretary and General Counsel for the period between October 1991 and April 2001.

About Amerityre

Amerityre is actively engaged in the development of revolutionary new polyurethane elastomer tire technologies. Amerityre’s technologies are currently focused on four additional major tire segments: 1) retreads for medium commercial truck, industrial and off-the-road tires; 2) passenger car and light truck tires; 3) special trailer tires with “run-flat” capabilities; and 4) solid industrial tires. Amerityre intends to commercialize its technologies by transferring its technologies to strategic partners through licensing agreements, co-development projects and the sale of equipment and its proprietary chemical formulations.

For more information on Amerityre, visit its website at www.amerityre.com

This release may contain statements that are forward-looking. Such statements are made based upon current expectations that are subject to risks and uncertainties. Such risks and uncertainties include the factors discussed in our Annual Report on Form 10-KSB for the year ended June 30, 2005, subsequent Forms 10-Q and other filings with the Securities and Exchange Commission. Amerityre does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information.

Contact:

Amerityre Corporation

CCG Investor Relations:

Elliott N. Taylor

Sean Collins, Senior Partner

Executive Vice President/General Counsel

(310) 477-9800

(702) 293-1930

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